                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File Number  0-23468
                                                  -------

                FIRST MISSOURI BANCSHARES, INC.
_________________________________________________________________
(Exact name of registrant as specified in its charter)

         300 WEST LOCKLING, BROOKFIELD, MISSOURI  64628
_________________________________________________________________
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                COMMON STOCK, $.01 PAR VALUE
_________________________________________________________________
  (Title of each class of securities covered by this Form)

                         N/A
_________________________________________________________________
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the boxes to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ X ]        Rule 12h-3(b)(1)(i)  [  ]
Rule 12g-4(a)(1)(ii)   [   ]        Rule 12h-3(b)(1)(ii) [  ]
Rule 12g-4(a)(2)(i)    [   ]        Rule 12h-3(b)(2)(i)  [  ]
Rule 12g-4(a)(2)(ii)   [   ]        Rule 12h-3(b)(2)(ii) [  ]
                                    Rule 15d-6           [  ]

Approximate number of holders of record as of the certification
or notice date:    95
                  ____

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on behalf by the undersigned duly authorized person.

Date: 03-24-97               By: /s/ Mark L. Smith, President
                                 ----------------------------
                                 Mark L. Smith, President

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.